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                                                                       EXHIBIT 1

                                   AGREEMENT


       This agreement made as of the 31st day of January, 1997 by and among TransAmerican Waste Industries, Inc., a Delaware corporation ("WSTE"), TransAmerican Waste of Houston, Inc., a Texas corporation (the "Company"), Thomas J. Fatjo, Jr. ("TJF") and Robert K. Moses Jr. ("RKM").

                                    RECITALS


       WHEREAS, the Company has entered into that certain loan agreement with Southwest Bank of Texas, N.A., a national banking association ("Southwest Bank"), dated as of January 27, 1997, providing for a revolving credit loan of $1,000,000 and a term loan in the original principal amount of $7,500,000, a copy of which is held by each party hereto ("Loan Agreement");

       WHEREAS, each of WSTE, TJF and RKM have jointly and severally guaranteed the indebtedness evidenced by the Loan Agreement pursuant to separate Guaranty agreements each dated as of January 27, 1997;

       WHEREAS, pursuant to the terms of that certain Agreement Regarding Purchase of Notes of even date herewith, a copy of which is attached hereto as Exhibit A, RKM and TJF have certain rights to purchase the Notes evidencing the loan from Southwest Bank to the Company together with all collateral securing the same;

       WHEREAS, in consideration for RKM's agreement to guarantee the loans to the Company, the Company and WSTE have granted to RKM certain Warrants and rights to appoint members to the board of directors of WSTE all as more fully set forth below;

       WHEREAS, the Company, WSTE, RKM and TJF desire to set forth their various agreements and responsibilities with respect to the Loan Agreement, Agreement Regarding Purchase of Notes and certain other matters;

       NOW THEREFORE, in consideration in the premises and to induce RKM and TJF to enter into their respective Guaranties in favor of Southwest Bank, the Company, WSTE, TJF and RKM agree as follows:

       1.     Certain Defined Terms.

              All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
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       2.     Board Representation.

       In consideration of RKM's execution of his Guaranty in favor of Southwest Bank, WSTE has increased the number of directors on its Board of Directors from nine members to eleven members and agrees that so long as RKM is a Guarantor of indebtedness of WSTE, the Company or any of their subsidiaries RKM will have the right to nominate three directors to the Board of Directors of WSTE. In addition if RKM ceases to be a Guarantor of indebtedness of WSTE, the Company or any of their subsidiaries RKM will have the right to nominate two directors to the Board of Directors of WSTE so long as RKM owns or holds common stock, warrants or other securities of WSTE that constitute on a fully diluted basis in excess of 5% of the outstanding securities of WSTE.

       3.     Warrants.

              As additional consideration for RKM's execution of his Guaranty in favor of Southwest Bank, WSTE has granted to RKM Warrants for WSTE common stock covering two million shares of the common stock WSTE for a strike price of $1.00 per share exercisable on or before the fifth anniversary of the Warrant and for one million shares of common stock of WSTE for a strike price of $1.25 per share exercisable on or before the fifth anniversary of the Warrant, all pursuant to those certain Warrants each dated January 31, 1997.

       4.     Matters relating to Southwest Bank Loan Agreement.

       (a) WSTE and the Company agree that they will not amend, supplement, increase, extend, renew, modify or waive any provisions of the Loan Agreement, the Notes or any of the security documents or other documents executed in connection with the Loan Agreement without the prior written consent of RKM and TJF.

       (b) The parties hereto recognize that pursuant to the Agreement Regarding Purchase of Notes, Southwest Bank has granted to RKM and TJF the right to remedy certain Events of Default (as defined in the Loan Agreement) that extend beyond the grace periods granted to the Company. In addition, the parties recognize that pursuant to the Agreement Regarding Purchase of Notes, RKM and TJF have been granted the right to purchase the Notes from Southwest Bank and receive all collateral therefor including, without limitation, the stock of the Company. RKM and TJF agree that they will not exercise their right to purchase the Notes prior to the expiration of the seven day grace period for payment obligations as set forth in Section 11.01(a) of the Loan Agreement or prior to the expiration of the 15 day grace period for other defaults as set forth in Section 11.01(c) of the Loan Agreement without the prior written consent of the Company and WSTE. RKM and TJF agree to give the Company and WSTE notice simultaneously with any notice given by them to Southwest Bank of their intention to cure or purchase the Notes as provided in the Agreement Regarding Purchase of Notes. RKM and TJF agree that the Company and WSTE will have the continuing right to cure any default or Event of Default provided such cure is accepted by Southwest Bank at any time prior to the earlier to occur of (x) RKM and TJF's notice to Southwest Bank of their intent to cure or purchase the Notes or (y) the expiration of the time periods granted by Southwest Bank to RKM and TJF in the Agreement Regarding Purchase of Notes to cure or purchase the Notes.




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       (c)    WSTE agrees that if RKM and/or TJF elect to remedy any Event of
Default and not purchase the Notes from Southwest Bank that WSTE shall be liable to RKM and TJF for any funds expended by them to remedy such Events of Default. Such indebtedness shall be due upon demand and shall bear interest at the lesser of the maximum rate permitted by applicable law or the rate of interest charged by Southwest Bank on the Notes plus two percent (2%). Such obligations owing by WSTE shall be unsecured and fully subordinated to the loans from Southwest Bank.

       5. Agreements Between TJF and RKM Regarding Purchase of Notes and Curing of Defaults.

       (a) Notwithstanding any provision in the Loan Agreement or the Agreement Regarding Purchase of Notes to the contrary, as between RKM and TJF, TJF's maximum liability under his Guaranty to Southwest Bank shall be limited to the lesser or twenty-five percent (25%) of all indebtedness and other obligations owing under the Notes and the Loan Agreement and (ii) $1,000,000.00.

       (b) As between RKM and TJF, RKM will have the exclusive right to determine whether or not to (i) cure any default or Event of Default under the Loan Agreement pursuant to the terms of the Agreement Regarding Purchase of Notes, (ii) purchase the Notes pursuant to the Agreement Regarding Purchase of Notes, or (iii) take no action with respect to a default or Event of Default under the Loan Agreement. TJF agrees that he will take no action with respect to the Notes under the Agreement Regarding Purchase of Notes or otherwise without the written consent of RKM.

       (c) If RKM elects to cure a default or Event of Default or purchase the Notes pursuant to the Agreement Regarding Purchase of Notes as between RKM and TJF, TJF shall be required to join RKM in such curative action or purchase of Notes provided TJF's liability therefor shall be limited to the lesser of
(i) twenty-five percent (25%) of the amounts required to cure or purchase the Notes or (ii) $1,000,000.00 ("TJF Contribution). Notwithstanding the foregoing provisions of Sections 5(b) and this Section 5(c), if RKM elects to cure a default or an Event of Default instead of purchasing the Notes pursuant to the Agreement Regarding Purchase of Notes, TJF shall have the right exercisable within the permitted periods granted by Southwest Bank to RKM and TJF under the Agreement Regarding Purchase of Notes to purchase 100 % of the Notes pursuant to the Agreement Regarding Purchase of Notes provided, in such event, RKM will be released from all liability under RKM's Guaranty and RKM shall receive the RKM Collateral (as described and defined herein below) free and clear of any claims by Southwest Bank or TJF.

       (d) If RKM elects to purchase the Notes pursuant to the Agreement Regarding Purchase of Notes and TJF contributes all funds necessary to fulfill the TJF Contribution, the Notes and all collateral shall be owned by RKM and TJF pro rata in accordance with the funds contributed by each of RKM and TJF for the purchase of the Notes, provided however, that the stock of Weatherford Enterra, Inc. and any other collateral or assets pledged or otherwise given by RKM to Southwest Bank as security for the Guaranty of RKM ("RKM Collateral") shall be returned to RKM as his sole property and TJF shall have no claim or interest therein. Immediately after any such acquisition of the Notes, RKM and TJF will use commercially reasonable efforts to agree upon a plan of foreclosure, disposition and operation of the Notes and security. If RKM and TJF cannot mutually agree on a plan of foreclosure, disposition and operation of the Notes and security within 60 days





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after the acquisition of the Notes, RKM shall have the right and option exercisable within 15 days after the expiration of such 60 days to purchase TJF's entire interest in the Notes and security for a price equal to the amount funded by TJF for the purchase of such Notes without interest.

       (e) Notwithstanding the provisions of Section 5(d) above, if prior to the expiration of the 60 day period set forth in Section 5(d) and at any time thereafter (provided RKM has not exercised his option to purchase TJF's interest in the Notes and security as set forth in Section 5(d)), TJF presents to RKM a transaction for the purchase by a bona fide financially capable third party of all or substantially all of the collateral, security and other assets that had been given as security for the Notes (excluding the RKM Collateral) that would yield to RKM a return of the RKM Investment (as defined below) plus the IRR Amount (as defined below), RKM shall be obligated to approve such transaction and use his commercially reasonable efforts with TJF to close such transaction; provided, however, that if such transaction does not close for any reason other than reasons in the sole control of RKM within 90 days after such transaction has been proposed to RKM, RKM shall not be obligated to approve any such other transaction proposed by TJF except in RKM's sole discretion. As used herein the term "IRR Amount" shall mean, as of the date of determination the amount which after giving effect to the payments and receipts described below would yield an annual pretax rate of return to RKM on the RKM Investment (as hereinafter defined) equal to the rate of 12 % per anum as of such date of determination. For purposes of determining the IRR Amount only the following investments and receipts shall be taken into account on the respective dates made or received by RKM, as applicable and without duplication: (i) the "RKM Investment" which shall mean the sum of (aa) $5,125,000 deemed made as of 1/27/97 plus (bb) all amounts in excess of $4,000,000 funded by RKM for the purchase of the Notes on the date actually funded by RKM; (ii) all principal and interest payments received by RKM in respect of the Notes; and (iii) all dividends and distributions whether in cash or other property received by RKM from and after 1/31/97 in respect of stock or other securities of WSTE owned by RKM as of 1/31/97.

       (f) TJF and RKM agree to be bound by the terms of this Agreement with respect to the Notes and security jointly purchased and except for the RKM Collateral each RKM and TJF waive any rights to proceed directly against any security or collateral for the Notes independent of one another and waive any rights to partition the Notes or any security or collateral.

       (g) If RKM has elected to purchase the Notes pursuant to the Agreement Regarding Purchase of Notes and TJF fails to fund all or any part of the TJF Contribution, RKM shall have the right, but not the obligation, to fund all or any portion of the amounts not so funded by TJF necessary to purchase the Notes from Southwest Bank and to the extent RKM funds any portion of the purchase price of the Notes that should have been funded by TJF, RKM shall have a claim against TJF for the amount of such shortfall. The amount of any such shortfall shall be payable by TJF to RKM upon demand and shall bear interest from the date that such contribution should have been made until paid at the lesser of the maximum rate permitted by applicable law and ten percent (10%) per annum; provided that RKM shall be subject to any duties or obligations to mitigate the amount of such shortfall as may be imposed by applicable law.

       (h) WSTE and the Company hereby consent to the agreements between TJF and RKM relating to the purchase of the Notes and the disposition of the collateral set forth in this Section 5 and agree that neither WSTE, the Company, nor any of their subsidiaries will take any action to





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delay, obstruct, or impair the acquisition of the Notes and collateral by RKM and/or TJF in accordance with the terms of this Agreement or the Agreement Regarding Purchase of Notes.

       6.     Specific Performance.

              Each party is hereby authorized to demand specific performance of this Agreement at any time when any other of them shall have failed to comply with any of the provisions of this Agreement applicable to it. Each party irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

       7.     Representations and Warranties.

              Each party hereto severally represents and warrants to the other parties hereto that (a) such party's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or institutional action required by such party and (b) this Agreement has been duly executed and delivered by such party and constitutes such party's legal, valid and binding obligations enforceable against such party in accordance with its terms (except to the extent that such enforceability may be limited by applicable bankruptcy, reorganization, liquidation, insolvency, moratorium, principles of equity (including, without limitation, equitable subordination) or similar laws affecting creditor's rights generally.

       8.     No Third-Party Beneficiaries.

              This Agreement is solely for the benefit of the parties hereto, their respective affiliates and their respective heirs, legal representatives, successors and assigns permitted under this Agreement and no provisions of this Agreement shall be deemed to confer upon any other persons or entities any remedy, claim, liability reimbursement, cause of action or other right.

       9.     Assignability; No Partnership.

              Neither WSTE nor the Company shall transfer or assign any of its rights in, to or under this Agreement without the prior written consent of RKM and TJF. Neither RKM nor TJF shall voluntarily transfer or assign any of their respective rights in, to or under this Agreement prior to the purchase of the Notes by either or both of them without the consent of WSTE and the Company, which consent will not be unreasonably withheld nor shall RKM nor TJF make any such voluntary transfer at any time of this Agreement in effect without the consent of the other. Except as provided above, this Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto. Nothing contained in this Agreement shall be construed to constitute any of the parties hereto as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking.

       10.    Further Assurances.

              Each party hereto will, upon request of any other party, from time to time execute and deliver or cause to be executed and delivered such further instruments and do and cause to be done





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such further acts that may be reasonably necessary to carry out the express provisions of this Agreement.

       11.    Amendments.

              The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto; provided, however, that the provisions of Section 5 of this Agreement may be amended or waived by TJF and RKM without joinder of the Company or WSTE.

       12.    Notices.

              Any Notice ("Notice) or other communication permitted or required to be given hereunder shall be in writing and given at the respective addresses set forth under the signatures of the parties hereto, or to such other address of which the party receiving the same shall have given Notice in accordance with this Section. A Notice shall be deemed given when (i) hand delivered to the address set forth for such party, (ii) transmitted by facsimile to the facsimile number set forth under the signature of such party or (iii) four (4) days after it is deposited in the United States mail, postage prepaid, return receipt requested.

       13.    Applicable Law Venue; Service of Process.

              This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. The venue of, and provisions regarding service of process in connection with any action or proceeding hereunder shall be determined as provided in the Loan Agreement.

       14.    Headings.

              The headings and captions used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

       15.    Counterparts.

              This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





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       16.    Severability.

              Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement, and the effect thereof shall be confined to the provision held to be invalid or illegal.



                                     /s/ Robert K. Moses
                                     ---------------------------------------
                                     Robert K. Moses, Jr.
                                     Address:
                                             -------------------------------

                                     ---------------------------------------

                                     ---------------------------------------
                                     Facsimile No.
                                                  --------------------------

                                     /s/ Thomas J. Fatjo
                                     ---------------------------------------
                                     Thomas J. Fatjo, Jr.
                                     Address:
                                             -------------------------------

                                     ---------------------------------------

                                     ---------------------------------------
                                     Facsimile No.
                                                  --------------------------



                                     TRANSAMERICAN WASTE OF HOUSTON, INC.

                                     By:  /s/ Lance C. Ruud
                                          ----------------------------------
                                            Lance C. Ruud
                                            Vice President
                                     Address:
                                             -------------------------------

                                     ---------------------------------------

                                     ---------------------------------------
                                     Facsimile No.
                                                  --------------------------


                                     TRANSAMERICAN WASTE INDUSTRIES, INC.

                                     By:  /s/ Lance C. Ruud
                                          ----------------------------------
                                            Lance C. Ruud
                                            Senior Vice President and Chief
                                            Financial Officer
                                     Address:
                                             -------------------------------

                                     ---------------------------------------

                                     ---------------------------------------
                                     Facsimile No.
                                                  --------------------------





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